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                                                                      EXHIBIT 23



                              CONSENT OF KPMG LLP

The Board of Directors
Sabratek Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (No.333-31891) and on Form S-8 (Nos. 333-13315, 333-31495 and 333-31503)of
Sabratek Corporation of our report dated March 12, 1999, relating to the consolidated balance sheets of Sabratek Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Sabratek Corporation.




/s/ KPMG LLP


Chicago, Illinois
March 12, 1999